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                                                                      Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three months ended March 31, 1995 and 1994.




Average Shares Used in Income per Share Calculation:
- ----------------------------------------------------

                                                                    Three Months Ended
                                                                        March 31,
                                                                   ---------------------
                                                                     1995         1994
                                                                   --------     --------
 Weighted average
  shares outstanding
  during the period...........................................      113,884      110,868
 Common share equivalents
  outstanding:
  Options and warrants
    issued and
    contingently issuable.....................................        5,397        6,886
  Assumed purchase of
    treasury shares...........................................       (1,597)      (1,599)
                                                                   --------     --------
 Weighted average shares
  used in calculation.........................................      117,684      116,155
                                                                   ========     ========




Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three months ended March 31, 1995 and 1994.